Exhibit 99.1

Quovadx Holdings, Inc. and Subsidiaries

Consolidated Financial Report

December 31, 2008

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.

Independent Auditor’s Report

To the Board of Directors

Quovadx Holdings, Inc. and Subsidiaries

Dallas, Texas

We have audited the accompanying consolidated balance sheet of Quovadx Holdings, Inc. and Subsidiaries as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Quovadx Holdings, Inc. and Subsidiaries as of December 31, 2008, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Notes 2 and 7 to the financial statements, the 2008 consolidated financial statements have been restated for an error in the application of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

/s/ McGladrey & Pullen, LLP

Dallas, Texas

April 23, 2009, except for Notes 2 and 7 as to which the date is March 25, 2010

Quovadx Holdings, Inc. and Subsidiaries

Consolidated Balance Sheet

December 31, 2008 (Restated)

ASSETS

Current assets:
Cash and cash equivalents	$11,503,294
Accounts receivable, net of allowance for doubtful accounts of $3,075,622	12,330,954
Unbilled accounts receivable	6,829,062
Deferred tax assets	1,892,521
Prepaid expenses and other current assets	2,719,617
Total current assets	35,275,448

Equipment and leasehold improvements, net of accumulated depreciation	1,701,461
Intangible assets, net of accumulated amortization	77,186,916
Goodwill	28,137,990
Deferred financing costs, net of amortization	1,018,726

Total assets	$143,320,541

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,477,589
Payable to affiliate	24,716
Income taxes payable	37,953
Accrued expenses	7,000,295
Deferred revenue, current portion	15,560,760
Current maturities of long term debt	6,750,000
Total current liabilities	31,851,313

Deferred revenue, less current portion	706,120
Deferred tax liabilities	10,138,586
Revolving line of credit	2,652,380
Interest rate swap fair value	1,911,620
Long-term debt, less current maturities	79,243,750
Total liabilities	126,503,769

Commitments and contingencies (Note 10)	—

Stockholders’ equity:
Preferred stock at liquidation value, par value $.001, 3,000,000 authorized, 2,282,000 issued and outstanding	25,126,053
Common stock, par value $.001, 30,000,000 authorized, 19,721,201 issued and outstanding	19,721
Stockholder note receivable	—
Additional paid-in capital	177,491
Other comprehensive income	4,996,357
Accumulated deficit	(13,502,850)
Total stockholders’ equity	16,816,772

Total liabilities and stockholders’ equity	$143,320,541

See Notes to Consolidated Financial Statements.

Quovadx Holdings, Inc. and Subsidiaries

Consolidated Statement of Operations

Year Ended December 31, 2008 (Restated)

Revenue:
License	$10,261,513
Maintenance (hardware and software)	17,808,661
Subscriptions	11,158,383
Total software revenues	39,228,557

Consulting	8,290,983
Transactions	1,065,733

Total revenue	48,585,273

Cost of revenues:
Cost of license revenues	2,355,198
Cost of maintenance revenues	5,521,130
Cost of subscription revenues	3,619,864
Total cost of software revenues	11,496,192

Cost of consulting	6,201,850
Cost of transactions	723,299

Total cost of revenues	18,421,341

Gross profit	30,163,932

Operating expenses:
Research and development	5,264,719
Sales and marketing	5,956,678
General and administrative	9,870,261
Amortization of acquired intangibles	6,271,951
Total operating expenses	27,363,609

Operating income	2,800,323

Other income (expense), net:
Interest income	71,506
Interest expense	(5,172,500)
Loss on revaluation of foreign currency obligations	(7,453,050)
Loss on extinguishment of debt	(1,512,136)
Total other income (expense), net	(14,066,180)

Loss before income taxes	(11,265,857)

Income tax benefit	728,971

Net loss	$(10,536,886)

See Notes to Consolidated Financial Statements.

Quovadx Holdings, Inc. and Subsidiaries

Consolidated Statement of Stockholders’ Equity

Year Ended December 31, 2008 (Restated)

					Stockholder	Additional		Other
	Preferred Stock		Common Stock		Note	Paid-in	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Receivable	Capital	Deficit	Income	Total

Balance, December 31, 2007	1,782,000	18,469,567	19,721,201	19,721	(17,212)	177,491	(1,309,478)	—	$17,340,089

Sale of stock	500,000	5,000,000	—	—	17,212	—	—	—	5,017,212
Accrued dividends	—	1,656,486	—	—	—	—	(1,656,486)	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	(10,536,886)	—	(10,536,886)
Currency translation adjustment	—	—	—	—	—	—	—	4,996,357	4,996,357
Total comprehensive loss									(5,540,529)

Balance, December 31, 2008	2,282,000	$25,126,053	19,721,201	$19,721	$—	$177,491	$(13,502,850)	$4,996,357	$16,816,772

See Notes to Consolidated Financial Statements.

Quovadx Holdings, Inc. and Subsidiaries

Consolidated Statement of Cash Flows

Year Ended December 31, 2008 (Restated)

Cash flows from operating activities:
Net loss	$(10,536,886)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,802,491
Provision for doubtful accounts	484
Amortization of deferred financing costs	256,279
Deferred taxes	(845,645)
Interest paid-in-kind	1,830,128
Loss on extinguishment of debt	1,512,136
Change in fair value of interest rate swap	1,911,620
Revaluation in foreign currency obligations	7,453,050
Changes in operating assets and liabilities, net of operating assets and liabilities acquired through acquisitions:
Accounts receivable	355,689
Prepaid expenses and other assets	(501,661)
Unbilled accounts receivable	(1,408,157)
Receivable from affiliate	(138,128)
Accounts and income taxes payable	377,630
Accrued expenses	(320,533)
Deferred revenue	(7,560,289)
Net cash used in operating activities	(811,792)

Cash flows from investing activities:
Purchases of property and equipment	(1,426,449)
Cash used in acquisitions, net of cash acquired	(40,703,863)
Net cash used in investing activities	(42,130,312)

Cash flows from financing activities:
Proceeds from long-term borrowings	52,631,250
Payments on long-term borrowings	(1,637,500)
Payments for debt financing costs	(1,948,022)
Proceeds from issuance of stock	5,017,212
Repayments on line of credit, net	(501,113)
Net cash provided by financing activities	53,561,827

Effect of foreign currency rate changes on cash	(278,146)
Increase in cash and cash equivalents	10,619,723
Cash and cash equivalents, beginning of period	1,161,717
Cash and cash equivalents, end of period	$11,503,294

Supplementary disclosures of cash flow information:
Cash paid for interest	$3,486,073
Cash paid for taxes	$79,494

Noncash activities:
Preferred stock dividend payable	$1,656,486
Change in valuation of goodwill	$4,121,460

See Notes to Consolidated Financial Statements.

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.               Nature of Business and Summary of Significant Accounting Policies

Nature of Business

Quovadx Holdings, Inc. and its subsidiaries d.b.a. Healthvision Solutions, Inc., Quovadx International, Inc., and HV Solutions Canada, Inc. (collectively the “Company”) offer software and solutions to the Healthcare IT marketplace.  The Company delivers system interoperability solutions which enable our customers to access healthcare information in a real time framework from anywhere.  The Company’s solutions are deployed in thousands of facilities in the United States, Canada and Europe and are a core component of the technology infrastructure for over a third of the hospitals in the United States.

Effective June 6, 2007, Quovadx Holdings, Inc. was formed as a Delaware registered company.  On July 18, 2007, this Company acquired substantially all of the assets of the Integration Solutions Division (ISD) from Rogue Wave Software, Inc.  In 2008, the Company formed HV Solutions Canada, Inc. in order to acquire substantially all of the assets and liabilities of the Healthcare Information Systems Division of MediSolutions, Ltd.  The Company operates through a variety of directly owned subsidiaries with corporate headquarters located in Irving, Texas and maintains offices in Mountain View, California and in Quebec City, Montreal and Mississauga, Canada.

Basis of Presentation

The consolidated financial statements include the accounts of Quovadx Holdings, Inc. and its wholly-owned subsidiaries, Healthvision Solutions, Inc., Advica Health, Confer Software, Quovadx International, Inc., Healthvision, Inc. and HV Solutions Canada, Inc.  All material intercompany amounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Foreign Operations

Information regarding foreign operations as of and for the year ended December 31, 2008 is as follows.

Revenue:
United States	$38,346,695
Canada	6,538,290
Europe	3,700,288

$48,585,273

Net operating income:
United States	$104,468
Canada	301,780
Europe	2,394,075

$2,800,323

Long-lived assets:
United States	$1,452,929
Canada	248,532
Europe	—

$1,701,461

Sales are attributed to countries based upon the location of the customer.  As of December 31, 2008, approximately 33% of the Company’s total accounts receivable were due from four foreign customers.

Revenue Recognition

The Company recognizes revenue in accordance with the provisions of Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts.

License agreements generally provide that customers either pay a perpetual license fee based on a specified number of instances of the software or the type of software modules licensed, or pay a subscription fee for a set number of years.  Customers that purchase licenses, under a perpetual license agreement, generally enter into renewable one-year maintenance agreements that entitle the customer to receive unspecified upgrades on the licensed software, error corrections and telephone support, generally for a fixed fee.

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The methodology the Company uses to recognize perpetual software license and related services revenue is dependent on whether the Company has established vendor-specific objective evidence (“VSOE”) of fair value for the separate elements of a multiple-element agreement.  If an agreement includes license, service and maintenance elements, and we have established VSOE of fair value on the undelivered service and maintenance elements, the revenue for the agreement will be recognized based on the residual method.  Under the residual method, the VSOE of fair value is assigned to the service and maintenance elements and the remaining agreement fee is allocated to the license element.  The license fee is recognized on delivery of the software if the services are not essential to the functionality of the software, the collection of the fees is probable, the fees are fixed and determinable, and an agreement is signed.  Revenue based on the VSOE of fair value from the service and maintenance elements of the agreement that are to be delivered at a future date is initially deferred.  When the related service elements are essential to the functionality of the base product, or when the Company has not established VSOE of fair value for the remaining services, the software license fees are deferred and the entire contract is recognized ratably over the period that the last element is delivered.  Utilizing the criteria provided in SOP 97-2, we evaluate the vendor specific objective evidence annually to determine the fair value of the elements delivered in situations where multiple element arrangements exist.

Professional services revenue represents software development, implementation, consulting services and education/training.  Revenue is recognized from a fixed price contract, when collection of fees is probable, using the percentage-of-completion method of accounting.  Revenue is recognized from a time-and-materials contract, when the collection of fees is probable, as the services are provided.  When revenue from professional services contracts is recognized using the percentage-of-completion basis of accounting, management estimates the costs to complete the services to be provided under the contract.  There are risks and uncertainties associated with the percentage-of-completion estimation process.  The Company may encounter budget and schedule overruns caused by external factors beyond its control such as the utilization and efficiency of its consultants and the complexity of its customers’ IT environment.  Adjustments to cost estimates are made in the period in which the facts requiring such revisions become known.  Estimated losses, if any, are recorded in the period in which the current estimates of the costs to complete the services exceed the revenue to be recognized under the contract.

Maintenance revenue is derived from agreements for providing unspecified software updates, error corrections and telephone support.  Maintenance revenue is recognized ratably over the maintenance period, which is generally twelve months.

Other recurring services revenue includes outsourcing services, subscription services, transaction processing and other services.  When the fees are fixed and determinable, and collection of the fees is probable, revenue is recognized over the service period.  When the fees are charged on a per-transaction basis and collection of the fees is probable, revenue is recognized as the transactions are processed.

The Company has distribution contracts with third party resellers.  The Company relies upon the resellers to report sales of licenses accurately and timely.  Third party resellers may not report sales to the Company in a timely manner or the reports may later be found by the Company to be incomplete.  In these instances, the Company recognizes revenue in the period the sales are initially reported or later accurately reported to the Company, provided all revenue recognition criteria have been met under SOP 97-2.  Under SOP 97-2, revenue should be recognized when there is persuasive evidence of an arrangement, delivery of the software to the reseller, a fixed or determinable fee, and collectibility is probable.

When collection of fees is not probable, revenue is recognized as cash is collected.  The Company does not require collateral from its customers.

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Shipping and handling is recorded as a component of cost of revenue in the accompanying consolidated statements of operations.  The Company also presents taxes collected from customers and remitted to government authorities, such as sales tax, on a net basis (excluded from revenue).

Cash and Cash Equivalents

The Company maintains cash balances at a financial institution.  The amounts on deposit are subject to credit risk when the FDIC insurance limit is exceeded.  The company considers short-term investments with a maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts to reserve for the inability of certain customers to pay their accounts receivable balances.  The Company periodically assesses the financial condition of its customers to determine if there is reasonable assurance of collectibility.  Additional allowances may be required if the financial condition of a customer deteriorates.  A considerable amount of judgment is required in order to determine the realization of its receivables, including assessing the likelihood of collection and the creditworthiness of each customer.  Once all attempts to collect the past due receivable are exhausted, the Company writes off the receivable to the allowance for doubtful accounts.  The Company does not charge interest on past-due accounts.

Unbilled Accounts Receivable

Unbilled accounts receivable arise as revenue is recognized for time and costs incurred on time-and-material contracts, and for revenue that is recognized on fixed price contracts under the percentage-of-completion method of accounting for which revenue recognized exceeds amounts that have been billed.  Additionally, in the normal course of business, unbilled receivables can arise due to administrative timing associated with end of period sales.

Warranties

The Company issues warranties to customers for product performance in accordance with specifications that are short-term in nature, generally 90 days or less.  Application service provider (“ASP”) service agreements provide warranty-like coverage for the duration of the service relationship.  The Company’s obligations under these warranties have not been significant and are generally covered under customer maintenance agreements.  The Company also indemnifies customers against patent infringement claims.  As of December 31, 2008, there were no liabilities recorded in the financial statements related to indemnifications or warranties.

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Equipment and Leasehold Improvements

Equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, ranging from two to seven years.  Leasehold improvements are depreciated using the shorter of the estimated useful live or lease term.  Internally used software, whether purchased or developed, is capitalized and amortized over an estimated useful life of three to five years.  Depreciation expense totaled $551,970 for the year ended December 31, 2008.

Computer equipment and purchased software	$1,731,876
Other equipment, furniture and fixtures	395,455
Leasehold improvements	201,367
Total equipment and leasehold improvements	2,328,698
Less accumulated depreciation	(627,237)

$1,701,461

Capitalized Software Costs

The Company applies Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed (“SFAS No. 86”) in analyzing its software development costs.  SFAS No. 86 requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility for a software product in development.  Research and development costs associated with establishing technological feasibility are expensed as incurred.  Based on the Company’s software development process, technological feasibility is established upon the completion of a working model.  To date, the establishment of technological feasibility of the products has coincided with the general release of such software.  As a result, the Company has not capitalized any such costs other than those recorded in connection with acquisitions.

Purchase Accounting

In connection with acquisitions, the Company assessed the fair value of assets acquired and liabilities assumed.  Items such as accounts receivable, property and equipment, other intangible assets, certain accrued liabilities and other reserves require a high degree of judgment from management.  The Company uses third parties to assist with such valuations.  In connection with its acquisitions, the Company is required to recognize other intangible assets separate and apart from goodwill if such assets arise from contractual or other legal rights or if such assets are separable from the acquired businesses.  Other intangible assets include developed technology, customer-related assets such as order backlog and tradenames.

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Intangible Assets

Intangible assets recognized in the Company’s acquisitions are amortized over their estimated lives.  Acquired technology is amortized over 5 to 10 years, customer base and relationship assets are amortized over a life of 8 to 12 years and tradenames are amortized over 13 to 15 years.  Amortization expense related to intangible assets was $6,271,951 for the year ended December 31, 2008.  The Company expects amortization expense to be $8,634,721 for the years ending December 31, 2009 through 2011, $8,574,721 for the year ending December 31, 2012, $8,394,721 for the year ending December 31, 2013 and $34,313,311 for the years thereafter.

	Weighted Average	Gross
	Amortization	Carrying	Accumulated
	Period (Years)	Amount	Amortization

Technology	9.3	$33,700,000	$4,695,573
Customer base and relationships	10	46,230,000	3,296,849
Tradenames	14	5,600,000	350,662

	9.9	$85,530,000	$8,343,084

Long-Lived Assets and Impairment

The Company periodically evaluates the carrying value of long-lived assets, including, but not limited to, property and equipment, software, and intangible assets when events and circumstances warrant such a review.  The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such asset is less than its carrying value.  In that event, in accordance with SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset.  Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

Significant estimates are utilized to calculate expected future cash flows included in impairment analyses.  The Company also utilizes judgment to determine other factors within fair value analyses, including the applicable discount rate.  At December 31, 2008, no long-lived assets were considered to be impaired.

Goodwill

SFAS No. 142, Goodwill and Other Intangible Assets, requires that goodwill at each reporting unit be tested annually for impairment and more frequently if events or changes in circumstances indicate assets might be impaired.  The Company has identified August 1st as the period for its annual impairment test.  Upon the occurrence of certain indicators, the Company is required to evaluate goodwill for impairment more than annually.  Factors that are considered in the review for impairment include significant under-performance, major changes in the manner of its use of the acquired assets or its business strategy, significant negative industry or economic trends, and the fair value of equity relative to net book value.  The Company performed its annual evaluation during the third quarter of 2008, and no impairment was indicated.  However, changes in forecasts or assumptions used in the evaluation could result in impairment in future periods.

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The goodwill balance which resulted from the acquisition of Integration Solutions Division (“ISD”) was $13,008,971.  In 2008, the Company increased the goodwill value to $17,647,338 based on information subsequently acquired about the fair value of the assets and liabilities acquired.  The goodwill balance which resulted from the acquisition of Healthvision in October 2007 was $4,190,563.  This amount was also revalued in 2008 to $3,673,656 based on information subsequently acquired about the fair value of the assets and liabilities acquired.  Goodwill has been adjusted principally for the tax effect of a change in the amount of net operating loss carryforward available to the Company as a result of an election to treat a portion of the loss carryovers from Quovadx, Inc. and Healthvision, Inc. as expiring before the acquisition by Quovadx Holdings, Inc.  Fair value adjustments related principally to adjustments to deferred revenue.

The acquisition of the assets of MediSolution increased the goodwill balance by $8,474,476.

Restated

Adjusted balance, December 31, 2007	$21,320,994
Goodwill acquired	8,474,476
Effect of change in foreign currency	(1,657,480)

Balance, December 31, 2008	$28,137,990

Deferred Financing Costs

In connection with the credit agreement entered into on July 18, 2007 and the amended credit agreement entered into on October 1, 2007 with a financing institution, the Company incurred deferred financing costs of $898,280.  The deferred financing costs were being amortized by the straight line method, which approximates the effective interest rate method, over the term of the credit agreement.  Accumulated amortization was approximately $70,436 at December 31, 2007.  With the second amendment to the credit agreement entered into on July 15, 2008, the Company expensed its remaining deferred financing costs and expensed additional financing costs of $852,328 according to the guidelines set out in EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments and recorded a loss on extinguishment of debt of $1,512,136.  The Company recorded deferred financing costs from the second amendment of $1,093,755.  The deferred financing costs are being amortized by the straight line method, which approximates the effective interest rate method over 5 years, the term of the second amendment to the credit agreement.  Accumulated amortization was $75,029 at December 31, 2008.

Deferred Taxes

Deferred income tax assets and liabilities are recognized for the future tax consequences of temporary differences.  Temporary differences arise when revenues and expenses for financial reporting are recognized for tax purposes in a different period.  The Company has recognized, before the valuation allowance, a net deferred tax asset.  The majority of the deferred tax asset is net operating loss (“NOL”) carryforwards.  Realization of the deferred tax asset depends upon the Company generating sufficient taxable income in future years from the reversal of temporary differences and from operating results.  Due to the uncertainty of such realization, the Company has concluded that a valuation allowance was required under the SFAS No. 109, Accounting for Income Taxes.

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Foreign Currency Translations

The assets and liabilities of the international operations are translated into U.S. dollars at current exchange rates and revenues and expenses are translated at average exchange rates for the period.  The resulting translation adjustment is recorded as a component of other comprehensive income.  At December 31, 2008, this amount was $4,996,357.  Financial assets denominated in a currency other than the functional currency are revalued at each reporting period and the net gain or loss is recorded in the results of operations.  Foreign currency gains and losses on the settlement of transactions are recorded in the results of operations.  For the year ended December 31, 2008, this amount was a loss of $7,453,050.

Advertising

Advertising is expensed as incurred.  Advertising expense for the year ended December 31, 2008 is $204,297.

Restructuring Charges

The Company recognizes restructuring charges consistent with applicable accounting standards.  The Company reduces charges for obligations on leased properties with estimated sublease income.  Furthermore, the Company analyzes current market conditions, including current lease rates in the respective geographic regions, vacancy rates and costs associated with subleasing, when evaluating the reasonableness of future sublease income.  The accrual for office closure and consolidation is an estimate that assumes certain facilities will be subleased or the underlying leases will otherwise be favorably terminated prior to the contracted lease expiration date.  Significant subjective judgment and estimates must be made and used in calculating future sublease income.

Fair Value of Financial Instruments

The carrying amounts of all financial instruments approximate their fair values.  The carrying amounts for cash, receivables, payables, accrued liabilities and the line of credit approximate fair value because of the short maturity of these instruments.  The carrying value of long-term debt approximates fair value because the interest rates fluctuate with market interest rates.

The Company entered into two interest rate swap transactions on October 1, 2008 (the Swap Agreements) for the purpose of providing protection against fluctuations in interest rates.  The fair value of the Company’s interest rate swap is the estimated amount the Company would pay or receive to terminate the agreement at the reporting date, taking into account current rates and the creditworthiness of the counterparty for assets and the creditworthiness of the Company for liabilities.  Gains or losses related to the changes in fair value are reflected in interest rate swap fair value in the statement of financial position, interest expense in the statement of operations and change in fair value of interest rate swap in the statement of cash flows.

The Company is exposed to credit loss in the event of nonperformance by the counterparty on the Swap Agreements.  If the counterparty fails to meet the terms of the agreement, the Company’s exposure is limited to the net amount that would have been received, if any, over the remaining life of the Swap Agreements.  The Company does not anticipate nonperformance as the contract is with a credit worthy counterparty and no material loss would be expected from nonperformance by the counterparty.

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) Standards No. 157, Fair Value Measurements (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurement.  SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets.  Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy.  In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which permits a one-year deferral for the implementation of SFAS No. 157 with regard to nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis.  The Company adopted SFAS No. 157 for the fiscal year beginning January 1, 2008, except for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis for which delayed application is permitted until its fiscal year beginning January 1, 2009.  The adoption of SFAS 157 is not anticipated to have a material impact on the Consolidated Financial Statements.

In December 2007, the Financial Accounting Standards Board issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.  These new standards significantly change the accounting for and reporting of business combination transactions and noncontrolling interests (previously referred to as minority interests) in consolidated financial statements.  Both standards are effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited.  The Company is currently evaluating the provisions of SFAS No. 141(R) and SFAS No. 160 and the expected impact on its financial position or results of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133 (“SFAS No. 161”).  SFAS No. 161 requires additional disclosures about the objectives of using derivative instruments, the method by which the derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations, and the effect of derivative instruments and related hedged items on financial position, financial performance, and cash flows.  SFAS No. 161 also requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format.  SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, or the Company’s quarter ended March 31, 2009.  As this pronouncement is only disclosure-related, it will not have an impact on the financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109 (“FIN 48”).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement No. 109, Accounting for Income Taxes.  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure, and transition.  In December 2008, the FASB provided for a deferral of the effective date of FIN 48 for certain nonpublic enterprises to annual financial statements for fiscal years beginning after December 15, 2008.  The Company has elected this deferral and accordingly will be required to adopt FIN 48 in its 2009 annual financial statements.  Prior to adoption of FIN 48, the Company will continue to evaluate its uncertain tax positions and related income tax contingencies under Statement No. 5, Accounting for Contingencies.  SFAS No. 5 requires the Company to accrue for losses it believes are probable and can be reasonably estimated.  Management is currently assessing the impact of FIN 48 on its consolidated financial position and results of operations and has not yet determined if the adoption of FIN 48 will have a material effect on its financial statements.

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In April 2008, the FASB issued Staff Position (FSP) No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”).  FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets.  It is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and should be applied prospectively to intangible assets acquired after the effective date.  Early adoption is not permitted.  FSP FAS 142-3 also requires expanded disclosure related to the determination of intangible asset useful lives for intangible assets and should be applied to all intangible assets recognized as of, and subsequent to the effective date.  The impact of FSP FAS 142-3 will depend on the size and nature of acquisitions on or after January 1, 2009.

Note 2.               Acquisitions

The Company completed the following acquisitions:

On July 18, 2007, the Company acquired substantially all of the assets of the ISD from Rogue Wave Software, Inc.  The assets were acquired through the purchase of 100% of the stock of Healthcare.com, later renamed Quovadx, Inc., a Georgia company, for $40,999,750 in cash.  The Company allocated $42,100,000 to intangible assets, which included customer contracts and relationships, developed technology and tradenames.  The remaining excess of cost over the fair value of net assets acquired represented non-taxable goodwill of $13,008,971 at acquisition.  The operations of ISD have been included in the Company’s results of operations since the date of acquisition.  Subsequent to the period ended December 31, 2007, information was acquired that changed the value of goodwill (see Note 1).

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

A summary of the total purchase price of the ISD division as adjusted (see Note 1) is as follows:

Cash paid to shareholders, less cash acquired	$40,999,750

Liabilities assumed:
Accounts payable	1,224,942
Other accrued expenses	2,384,835
Restructuring costs	2,339,384
Deferred tax liabilities	10,626,743
Deferred revenue	6,626,580

Cash paid plus liabilities assumed	64,202,234

Assets acquired:
Current assets excluding cash	3,486,396
Related party receivable	913,000
Property and equipment	55,500
Intangible assets	42,100,000

Goodwill on date of acquisition (non-deductible for tax)	$17,647,338

Intangible assets:
Customer contracts and relationships	$10,800,000
Acquired technology	29,200,000
Tradenames	2,100,000

Total acquired intangible assets	$42,100,000

On October 2, 2007, the Company completed the acquisition of the outstanding capital stock of Healthvision, Inc. (“Healthvision”) for a total cost in cash of $7,154,613 including capitalized acquisition costs, net of $155,885 in cash acquired.  Healthvision expanded the Company’s healthcare solutions including information exchange and portal offerings.  The Company allocated $8,830,000 to intangible assets, which included customer contracts and relationships, developed technology and tradenames.  The remaining excess of cost over the fair value of net assets acquired represented non-taxable goodwill of $4,190,563 at acquisition.  The operations of Healthvision have been included in the Company’s results of operations since the date of acquisition.  Subsequent to the period ended December 31, 2007, information was acquired that changed the value of goodwill (See Note 1).

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

A summary of the total purchase price of the Healthvision acquisition as adjusted (see Note 1) is as follows:

Cash paid to shareholders, less cash acquired	$6,038,197
Capitalized acquisition costs	1,116,416

Total cost of acquisition	7,154,613

Liabilities assumed:
Accounts payable	1,360,840
Other accrued expenses	773,029
Restructuring costs	979,708
Deferred tax liabilities	388,591
Deferred revenue	7,065,637

Cash paid plus liabilities assumed	17,722,418

Assets acquired:
Current assets excluding cash	4,686,780
Property and equipment	442,543
Other assets	89,439
Intangible assets	8,830,000

Goodwill on date of acquisition (non-deductible for tax)	$3,673,656

Intangible assets:
Customer contracts and relationships	$6,630,000
Acquired technology	1,200,000
Tradenames	1,000,000

Total acquired intangible assets	$8,830,000

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

On August 28, 2008, the Company purchased the majority of MediSolution’s Healthcare Products and Services Division (“MediSolution”) with the exception of the blood bank business for a total cost in cash of $40,703,863 including acquisition costs of $606,977.  The acquisition of MediSolution’s Healthcare Products and Services division allows the Company to expand their current reach into the Canadian marketplace with the addition of MediSolution’s customer footprint.  The Company allocated $34,600,000 to intangible assets, which included customer contracts and relationships, developed technology and tradenames.  The remaining excess of cost over the fair value of net assets acquired represented taxable goodwill of $20,234,161.  The allocation of the purchase price was based on preliminary estimates.  Any adjustments as a result of the final evaluation of net assets acquired will be offset by a corresponding change in goodwill and is expected to be completed within one year of purchase date.  The operations of MediSolution have been included in the Company’s results of operations since the date of acquisition.  During a comprehensive review of the Company’s deferred tax assets and liabilities, the Company determined a purchase price adjustment should be made to the deferred assets acquired.  The purchase price allocation has been restated to reflect those adjustments. Also, see note 7.

	Reported	Adjustment	Restated

Cash paid for assets, less cash acquired	$35,360,950	—	$35,360,950
Escrow	4,735,936	—	4,735,936
Acquisition costs	606,977	—	606,977

Total cost of acquisition	40,703,863	—	40,703,863

Liabilities assumed:
Accounts payable	243,621	—	243,621
Other accrued expenses	1,126,126	—	1,126,126
Deferred tax liabilities	10,156,982	(10,156,982)	—
Deferred revenue	9,140,370	—	9,140,370

Cash paid plus liabilities assumed	61,370,962	(10,156,982)	51,213,980

Assets acquired:
Current assets excluding cash	6,316,202	—	6,316,202
Property and equipment	220,599	—	220,599
Deferred tax asset	—	1,602,703	1,602,703
Intangible assets	34,600,000	—	34,600,000

Goodwill on date of acquisition (deductible for tax)	$20,234,161	$(11,759,685)	$8,474,476

Intangible assets:
Customer contracts and relationships	$28,800,000	$—	$28,800,000
Acquired technology	3,300,000	—	3,300,000
Tradenames	2,500,000	—	2,500,000

Total acquired intangible assets	$34,600,000	$—	$34,600,000

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3.               Accrued Expenses

Accrued expenses and other consist of the following:

Accrued commissions	$227,624
Accrued bonus	1,548,509
Accrued restructuring	637,254
Accrued payroll and employee benefits	890,662
Accrued interest	581,588
Accrued rent	5,580
Accrued property tax	2,500
Accrued royalties payable	1,575,865
Accrued professional services	440,746
Accrued other	1,089,967

$7,000,295

Note 4.               Restructuring Plan

With the acquisition of the ISD division of Quovadx, Inc., a Delaware company, the Company eliminated approximately 20 positions and closed two offices.  The restructuring accrual for 2007 included $2,599,503 for employee severance and termination and $667,843 for office closure and other expenses.

As a part of the Healthvision acquisition and reorganization, the Company eliminated 10 positions and closed one office.  The purpose of that restructuring was to reduce certain redundant positions in order to run more efficiently.  The Company recorded a charge of $979,708, of which $547,708 was related to severance costs.  In addition to the restructuring planned at the date of the acquisitions, the Company entered into a plan that was put into place for additional restructuring resulting in an expense of $1,298,207 during 2007.

The following table summarizes the 2008 restructuring related payments and accruals, as well as the components of the remaining restructuring accruals, net of estimated sublease income of $0 at December 31, 2008.

	Employee
	Severance	Office Closure
	and Retention	and Consolidation	Total

Accrual balance, December 31, 2007	$2,593,091	$1,642,735	$4,235,826
Quovadx and Healthvision restructure adjustments	(658,586)	(44,073)	(702,659)
Cash payments	(1,934,505)	(961,408)	(2,895,913)

Remaining accrual balance, December 31, 2008	$—	$637,254	$637,254

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 5.               Long-Term Debt and Revolving Line of Credit

Revolving line of credit not to exceed $5,000,000 less usage fees and reserves, with interest at prime plus applicable margin (9.5% at December 31, 2008).	$2,652,380

Term Loan A in the US with a financial institution, secured by substantially all the assets of the Company, a portion with interest at prime plus an applicable margin (9.5% at December 31, 2008) and the remainder with interest at LIBOR plus an applicable margin (7.75% at December 31, 2008) with quarterly principal payments of $1,375,000 starting October 1, 2008 through April 1, 2009, $2,000,000 starting July 1, 2009 through April 1, 2010, $2,250,000 from July 1, 2010 through January 2011, and $2,347,343 on April 1, 2011.	19,847,343

Term Loan B in the US with a financial institution, with interest at LIBOR plus an applicable margin (12.25% at December 31, 2008).	14,146,407

Term Loan A in Canada with a financial institution, with interest at LIBOR plus an applicable margin (7.75% at December 31, 2008) with quarterly principal payments of $97,343 on July 1, 2011, $2,250,000 starting July 1, 2011. Payments are to be made in US dollars.	33,777,657

Term Loan B in Canada with a financial institution, with interest at LIBOR plus an applicable margin (14% at December 31, 2008). Payments are to be made in US dollars.	18,222,343
Total long-term debt	88,646,130
Less current portion	6,750,000

$81,896,130

In connection with the acquisition of Quovadx Holdings, Inc. during 2007, the Company entered into a $37,500,000 Credit Agreement with certain lenders.  The credit agreement was comprised of Term Loan A of $17,500,000, Term Loan B of $17,500,000 and a $2,500,000 revolving credit facility.  The term loans were payable in quarterly installments of principal and interest, with a final maturity at September 30, 2012.  The revolving credit facility was payable in full on September 30, 2012.

On July 15, 2008, the Credit Agreement was amended in and restated to increase the aggregate amount of the facility to $92,368,750 in order to (a) finance the Medisolution Acquisition, (b) extend certain loans to HV Solutions Canada Inc., a Canadian federal corporation, (c) pay transactional fees, costs, and expenses incurred in connection with the acquisition, and (d) finance ongoing working capital, capital expenditures, and general corporate needs of the Company following the Medisolution Acquisition.  The facility was comprised of U.S. Term Loan A of $21,222,343, Canada Term Loan A of $33,777,657 (collectively “Term Loan A”), U.S. Term Loan B of $14,146,407, Canada Term Loan B of $18,222,343 and an increase of the revolver to $5,000,000.  Term Loan A is payable in quarterly installments and U.S. Term Loan A is required to be paid in full prior to payments made on Canada Term Loan A.  All remaining outstanding balances and interest are payable on July 15, 2013.

All borrowings bear interest at either the London Interbank Offered Rate (LIBOR) or the Base Rate, as the case may be, plus an applicable margin, as defined in the Credit Agreement.  Interest on all term loans is payable through a draw on the revolving credit facility.  Interest paid-in-kind totaled $1,830,128 for the year ended December 31, 2008.  Interest expense was $5,196,933 for the year ended December 31, 2008.

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Both the term loans and revolving credit facility are secured by substantially all the assets of the Company.  The Credit Agreement, as amended, contains financial covenants that require the Company to maintain, including minimum EBITDA, minimum revenues and certain levels of leverage and fixed charge coverage, as well as to maintain a minimum level of availability on the revolving loans.

The Company may also borrow against a Letter of Credit up to $1,500,000.  The Company shall pay a Letter of Credit fee which shall accrue at a rate equal to 2.50% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

Scheduled maturities are as follows:

For the year ending:
2009	$6,750,000
2010	8,500,000
2011	9,000,000
2012	9,000,000
2013	55,396,130

Total payments to principal	$88,646,130

Note 6.               Stockholders’ Equity

On July 17, 2007, the Company issued 1,782,000 shares of Series A Preferred Stock (Series A) for $10.00 per share and 18,000,000 shares of common stock at $.01 per share.  The net proceeds of $18,000,000 from the issuance were used to fund the acquisition of the ISD assets.  On August 28, 2008, the Company sold 500,000 shares of Series A preferred stock for $10.00 per share.  The net proceeds of $5,000,000 were used to fund the acquisition of the majority of the assets of MediSolutions.  The Series A shall, with respect to dividend rights, and rights on liquidation, dissolution and winding up of the affairs of the Company, rank senior to the common stock and to all other classes and series of equity securities of the Company hereafter issued which are not by their terms expressly senior to or on parity with the Series A with respect to dividend rights and rights on liquidation, dissolution and winding up of the affairs.  The Series A earns dividends at the rate per annum of 8% of the original purchase price ($10.00 per share) compounding quarterly if not paid on the dividend payment dates of March 31, June 30, September 30 and December 31.  To the extent not paid quarterly, the Company shall pay all unpaid accrued dividends in one lump sum payment to the holders of Series A upon the occurrence of a liquidation, dissolution or winding up of the Company.  The Company may, at its option, declare and pay in cash, on each dividend payment date, the dividends that have accrued on the Series A Preferred Stock during the prior quarterly period and any other prior periods.  The dividends shall accrue from day to day, whether or not declared, and shall be cumulative.  Series A dividends of $1,656,486 were earned and payable at December 31, 2008.  In addition to the dividend preference, the Series A has a liquidation preference of the adjusted original purchase price of the shares.  The Series A has no voting rights except for protective provisions as defined.

Subject to certain exemptions, until termination of all of the commitments and payment in full of the obligation in accordance with the credit agreement, the Company will not make any distributions or declare or pay any dividends (in cash, or other property, other than common stock).  As it relates to the common stock, the Board of Directors (the “Board”) may declare a dividend out of any assets legally available for the payment of dividends on the common stock after dividends on the Series A Preferred Stock have been paid.  Any such dividends shall be payable only as, when and if declared by the Board.

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

On August 23, 2007, the Company sold 1,672,022 shares of common stock for $.01 per share and on October 23, 2007, the Company sold 49,179 shares of common stock for $.01 per share.  These sales were made to various executives of the Company and the sale was funded by notes receivable from the various executives that were paid in 2008.  The Company has right of first refusal on the repurchase of the stock upon termination or an offer to sell by the holder, with the amount payable to the stockholder based on the amount of time the stock is held.  The stock vests with regards to the repurchase at 25% after 1 year and thereafter in equal monthly amounts up to 100% after 4 years of employment.  Once fully vested, the stock is redeemable at fair value.  Prior to vesting, the stock is redeemable at the original price paid.  If the Company does not exercise its right to purchase the stock, the original holders of Series A have the option to purchase.  The holders of the executive common stock are required to vote yes to a sale of the Company if approved by the board of directors.  The Company used the proceeds to fund its operations.

The Company’s 2008 Stock Option Plan (the Plan) allows for the grant of options to purchase shares of common stock and the issuance of common stock directly to eligible persons.  The Plan provides for the options to be Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards and Stock Appreciation Rights, and approves the issuance of up to six hundred thousand (600,000) shares of common stock.  No option shall have a term exceeding ten (10) years from the grant date.  The vesting provisions of individual options may vary, but are generally time based or performance based.  No options had vested at December 31, 2008.  The Company determined the fair value of the compensation expense during the year ended December 31, 2008 is immaterial and recorded no compensation expense.  Total compensation costs related to non-vested awards not yet recognized was approximately $41,000 at December 31, 2008 which will be recognized over a weighted average period of 3.66 years.

The following assumptions were used in the Black-Scholes option pricing model for stock options granted during the year ended December 31, 2008:

Expected life	6.25
Risk-free interest rate	3.24%
Expected volatility	44.00%
Expected dividend yield	0%

The expected term of the options has been determined utilizing the “simplified” method as prescribed by the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107, Share-Based Payment.  The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options.  As there was no public market for the Company’s common stock, the Company determined the volatility for options granted based on an analysis of reported data for a peer group of companies.  The expected volatility of options granted has been determined using an average of the historical volatility measures of this peer group of companies.  The Company has not paid and does not anticipate paying cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero.  The fair value of the options was determined to be $0.30 at the date of the grant.

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

A summary of the Company’s Plan activity and related information for employee stock options for the period ended December 31, 2008, is as follows:

Weighted Average
	Number	Weighted Average	Grant Date
	of Options	Exercise Price	Fair Value

Granted	147,531	$1.00	$0.30
Exercised	—	—	—
Expired	—	—	—
Forfeited	—	—	—

Outstanding as of December 31, 2008	147,531	$1.00	$0.30

Exercisable as of December 31, 2008	—	$—

The employee stock options related to options granted vest over four years.  The remaining contractual term of outstanding options at December 31, 2008 was 9.66 years.

There were 452,469 shares available for grant under the Plan as of December 31, 2008.

Note 7.               Income Taxes

As a result of a comprehensive review of its consolidated deferred tax assets and liabilities, the Company identified an error in its previously issued consolidated financial statements.  This error related to the application of SFAS 109.  during the identification of deferred taxes acquired from MediSolutions and the subsequent recognition of the amortization of those assets.  The Company also determined that a temporary difference for deferred revenue did not exist.  The following tax disclosures have been restated to reflect those changes.

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The components of income tax benefit for the year ended December 31, 2008 are as follows:

	Reported	Adjustment	Restated

Current tax expense:
State (net of federal benefit)	$48,258	$24,860	$73,118
Foreign	41,610	(41,610)	—
Federal	68,416	(24,860)	43,556
	158,284	(41,610)	116,674

Deferred tax expense:
State (net of federal benefit)	(49,559)	26,926	(22,633)
Foreign	—	(580,211)	(580,211)
Federal	(658,477)	415,676	(242,801)
	(708,036)	(137,609)	(845,645)

Net tax expense (benefit)	$(549,752)	$(179,219)	$(728,971)

Total income tax expense (benefit) differed from the amounts computed by applying the federal statutory income tax rate of 34% to earnings (loss) before income taxes as a result of the following items for the year ended December 31, 2008:

	Reported	Adjustment	Restated

Federal tax at 34% rate	$(3,830,391)	$—	$(3,830,391)
Addback non-deductible transaction fees and other	22,166	—	22,166
Addback non-deductible foreign exchange loss	—	1,338,514	1,338,514
Foreign losses with reduced benefit	27,463	346,609	374,072
Foreign losses with no tax benefit	3,232,311	(3,232,311)	—
State taxes (net of federal benefit)	(1,301)	26,926	25,625
Other	—	2,529	2,529
Change in valuation allowance	—	1,338,514	1,338,514

	$(549,752)	$(179,219)	$(728,971)

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset at December 31, 2008 are as follows:

	Reported	Adjustment	Restated

Deferred tax assets:
Allowance for doubtful accounts	$480,587	$—	$480,587
Accrued expenses	1,518,869	—	1,518,869
Property and equipment	186,785	11,288	198,073
Net operating losses	4,978,402	818,694	5,797,096
Credit carryforwards	43,556	—	43,556
Deferred revenue	2,805,104	(2,805,104)	—
Interest rate swap	—	672,785	672,785
Translation loss	2,420,881	(1,082,367)	1,338,514
Other	77,768	14,145	91,913
Total deferred tax assets	12,511,952	(2,370,559)	10,141,393

Deferred tax liabilities:
Intangibles	(20,163,906)	3,625,191	(16,538,715)
Total deferred tax liabilities	(20,163,906)	3,625,191	(16,538,715)

Valuation allowance	(12,490,962)	10,642,219	(1,848,743)

Net deferred tax liabilities	$(20,142,916)	$11,896,851	$(8,246,065)

Deferred income tax assets and liabilities are recognized for the future tax consequences of temporary differences.  Temporary differences arise when revenues and expenses for financial reporting are recognized for tax purposes in a different period.  The Company has recognized a net deferred tax liability.  The majority of the deferred tax asset relates to net operating loss (“NOL”) carryforwards, accrued expenses and translation losses offset by a deferred tax liability related to acquired intangibles.  Realization of the deferred tax asset depends upon the Company generating sufficient taxable income in future years from the reversal of temporary differences and from operating income.  Due to the uncertainty of the timing and amount of such realization, the Company has concluded that a valuation allowance was required under the SFAS No. 109, Accounting for Income Taxes on a portion of its deferred tax assets.  Approximately $13.2 million of deferred tax liabilities (net of deferred tax assets and before valuation allowance) relate to acquired entities.  At December 31, 2008, the Company has United States NOL carryforwards of approximately $10,847,000.  These US NOL carryforwards expire from 2022  through 2027.  In addition, the Company has Canadian NOL carry forwards of approximately $5,630,000.  The Canadian NOL carryforwards expire in 2028.

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company’s NOL carryforwards expire in the following years, approximately.

Year Expires	Amount of NOL

December 31, 2022	$2,970,000
December 31, 2023	1,590,000
December 31, 2024	520,000
December 31, 2025	12,000
December 31, 2026	1,940,000
December 31, 2027	3,360,000
December 31, 2028	6,070,000
December 31, 2029	15,000

$16,477,000

Note 8.               Related Party

In connection with the acquisition of Quovadx, Inc., formerly Healthcare.com, the Company and Rogue Wave Software, Inc. (Rogue Wave) entered into a cost sharing agreement to share in certain costs related to the former parent of Healthcare.com and Rogue Wave.  The Company will reimburse Rogue Wave for certain lease costs, nonrecurring corporate costs, severance/transition/bonus costs, travel costs, integration costs or other costs upon which Rogue Wave and the Company may mutually agree.  These costs were included in the liabilities assumed.  In addition, Rogue Wave pays certain employee and operating expenses for the Company and is reimbursed for these costs by the Company.  These amounts were not material for the year ended December 31, 2008.  In addition, Rogue Wave had the right to sell the Company’s products in Europe through November 30, 2007 and paid an upfront royalty fee which was included in the assets acquired as a receivable.  At December 31, 2008, the Company had a net payable of $24,716.

Note 9.               Employee Savings and Retirement Plan

The Company has adopted an employee savings and retirement plan (the “401(k) Plan”) covering substantially all of the Company’s employees.  Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the statutory prescribed limit and have the amount of such reduction contributed to the 401(k) Plan.  The Company contributes to the 401(k) Plan on behalf of eligible employees by matching 50% of the first 6% of an employee’s contribution.  The Company contributed $295,530 to its employee’s 401(k) accounts in 2008.  Company contributions vest over a two-year period.

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10.        Commitments and Contingencies

The Company leases office space under various long-term noncancelable operating leases that expire at various dates before May 2016.  The following is a schedule by year of future minimum lease payments under operating leases at December 31, 2008:

2009	$1,332,056
2010	1,236,747
2011	613,295
2012	526,176
2013 and thereafter	1,877,904

Total minimum lease payments	$5,586,178

Total rent expense for the year ended December 31, 2008 was $756,027.

Note 11.        Fair Value Measurements

As of December 31, 2008, the Company adopted SFAS No. 157, except for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis, for which delayed application is permitted until its fiscal year beginning January 1, 2009.  SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurement under generally accepted accounting principles.  As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  In determining fair value, the Company uses various methods including market, income and cost approaches.  Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation technique.  These inputs can be readily observable, market corroborated, or generally unobservable inputs.  The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.  Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy.  The fair value hierarchy ranks the quality and reliability of the information used to determine fair values.  Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

Level 3 — Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

Quovadx Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

A description of the valuation methodology used to measure the interest rate swaps at fair value, as well as the general classification of such instrument pursuant to the valuation hierarchy, is set forth below.

Fair Value
Measurements at
Reporting Date
	Liabilities	Using Significant
	Measured	Unobservable
	at Fair Value	Inputs (Level3)

Measured on a recurring basis:
Liabilities:
Interest rate swap	$1,911,620	$1,911,620

Gains or losses related to the changes in fair value are reflected in interest rate swap fair value in the statement of financial position, interest expense in the statement of operations and change in fair value of interest rate swap in the statement of cash flows.

The following is a reconciliation of the beginning and ending balances related to the interest rate swaps measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2008:

Balance, December 31, 2007	$—
Unrealized losses included in income	1,911,620

Balance, December 31, 2008	$1,911,620

The interest rate swaps are valued at fair value on a recurring basis in the financial statements.  The terms of both Swap Agreements is 58 months with the Swap Agreements expiring in July 2013.  Under the two Swap Agreements, the Company will pay a fixed rate of 9.23% and 13.72%, respectively, in exchange for receiving floating rates based on the three-month LIBOR rate plus applicable margin on notional amounts of $24,527,657 and $18,222,343, respectively.  The fair values of the interest rate swaps were provided by valuation experts.  The derivative has limited market activity and is valued using an externally developed model that considered unobservable market parameters, which is a Level 3 measurement.